================================================================================



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 21

                BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                                (NAME OF ISSUER)

                          UNITS OF BENEFICIAL INTEREST
                         (TITLE OF CLASS OF SECURITIES)

                                  122016 10 8
                                 (CUSIP NUMBER)

                                C. N. O'SULLIVAN
                               910 TRAVIS STREET
                                   SUITE 2150
                              HOUSTON, TEXAS 77002
                                 (713) 759-2030

                                WITH A COPY TO:
                                BRIAN D. BARNARD
                             HAYNES AND BOONE, LLP
                                201 MAIN STREET
                                   SUITE 2200
                            FORT WORTH, TEXAS 76132
                                 (817) 347-6600
          (NAME, ADDRESSES AND TELEPHONE NUMBERS OF PERSONS AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  July 10, 1998
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.




================================================================================

                                SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    2    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
                    San Juan Partners, L.L.C.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
                    AF, BK
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
                    Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0 Units
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0 Units
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 OO
----------------------------------------------------------------------------------------------------------------------

================================================================================
                                 SCHEDULE 13D

 CUSIP No. 122016 10 8                                                                 Page    3    of    17    Pages
                                                                                            -------    --------
-----------------------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      1
               EnCap Energy Capital Fund III, L.P.
-----------------------------------------------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
      2                                                                                                        (b)  [ ]

-----------------------------------------------------------------------------------------------------------------------
             SEC USE ONLY
      3

-----------------------------------------------------------------------------------------------------------------------
             SOURCE OF FUNDS (See Instructions)
      4
               WC
-----------------------------------------------------------------------------------------------------------------------
             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
      5

-----------------------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
      6
               Texas
-----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   ------------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 ------------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   ------------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
-----------------------------------------------------------------------------------------------------------------------
                               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              11

                                  5,331,468 Units
-----------------------------------------------------------------------------------------------------------------------
                               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
              12

-----------------------------------------------------------------------------------------------------------------------
                               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              13

                                  60.58%
-----------------------------------------------------------------------------------------------------------------------
                               TYPE OF REPORTING PERSON*
              14
                                  PN
-----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    4    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              EnCap Energy Acquisition III-B, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    5    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              ECIC Corporation
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    6    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              BOCP Energy Partners, L.P.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                        5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                           0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                            5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 PN
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                 Page    7    of    17    Pages

                                                                                         -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              First Union Investors, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
                                                                                                              (b)  [ ]
     2
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              North Carolina
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                 Page    8    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Andover Group, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 122016 10 8                                                                 Page    9    of    17    Pages
                                                                                           -------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Charles T. McCord III
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              PF
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              United States
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 IN
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    10    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              O'Sullivan Oil & Gas Company, Inc.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------

            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 CO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    11    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Christopher P. Scully
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              PF
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              United States
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 IN
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    12    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              Scott W. Smith Funding, L.L.C.
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              WC
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              Texas
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                        5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                            5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 OO
----------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP No. 122016 10 8                                                                Page    13    of    17    Pages
                                                                                          --------    --------
----------------------------------------------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
              John V. Whiting
----------------------------------------------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               (a)  [x]
     2                                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
            SEC USE ONLY
     3
----------------------------------------------------------------------------------------------------------------------
            SOURCE OF FUNDS (See Instructions)
     4
              PF
----------------------------------------------------------------------------------------------------------------------
            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                [ ]
     5
----------------------------------------------------------------------------------------------------------------------
            CITIZENSHIP OR PLACE OF ORGANIZATION
     6
              United States
----------------------------------------------------------------------------------------------------------------------
                                           SOLE VOTING POWER
                                   7
                                             0
                                   -----------------------------------------------------------------------------------
          NUMBER OF                        SHARED VOTING POWER
           SHARES                  8
        BENEFICIALLY                         5,331,468 Units
          OWNED BY                 -----------------------------------------------------------------------------------
            EACH                           SOLE DISPOSITIVE POWER
          REPORTING                9
           PERSON                            0
            WITH                   -----------------------------------------------------------------------------------
                                           SHARED DISPOSITIVE POWER
                                   10
                                             5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             11
                                 5,331,468 Units
----------------------------------------------------------------------------------------------------------------------
                              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                [ ]
             12
----------------------------------------------------------------------------------------------------------------------
                              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             13
                                 60.58%
----------------------------------------------------------------------------------------------------------------------
                              TYPE OF REPORTING PERSON*
             14
                                 IN
----------------------------------------------------------------------------------------------------------------------

         This Amendment No. 21 amends the Statement on Schedule 13D of San Juan Partners, L.L.C., a Texas limited liability company (the "Purchaser"), and EnCap Energy Capital Fund III, L.P., a Texas limited partnership ("EnCap Energy"), EnCap Energy Acquisition III-B, Inc., a Texas corporation ("EnCap B"), ECIC Corporation, a Texas corporation ("ECIC"), BOCP Energy Partners, L.P., a Texas limited partnership ("BOCP"), First Union Investors, Inc. a North Carolina corporation ("First Union Investors"), Andover Group, Inc., a Texas corporation ("Andover"), Charles T. McCord III, O'Sullivan Oil & Gas Company, Inc., a Texas corporation ("O'Sullivan Oil"), Christopher P. Scully, Scott W. Smith Funding, L.L.C., a Texas limited liability company ("Smith Funding"), and John V. Whiting (EnCap Energy, EnCap B, ECIC, BOCP, First Union Investors, Andover, McCord, O'Sullivan Oil, Scully, Smith Funding and Whiting collectively referred to herein as "Parents") with respect to Units of Beneficial Interest (the "Units") of Burlington Resources Coal Seam Gas Royalty Trust, a Delaware business trust (the "Trust").

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Item 5 is amended as follows:

         (a) and (b)      As of the close of business on July 10, 1998, the
Purchaser beneficially owned 5,331,468 Units consisting approximately 60.58% of the currently outstanding Units (the percentage of Units being based upon 8,800,000 Units outstanding as of May 1, 1998, as set forth in the Trust's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).


         Pursuant to the Amended and Restated Limited Liability Company Regulations of the Purchaser, a copy of which has been filed as Exhibit (b) to the original Schedule 13D, the Parents have shared voting and dispositive power over the 5,331,468 Units owned by the Purchaser and may be deemed to be the beneficial owner thereof.

         (c) Since June 15, 1998, the date of the most recent filing by the Purchaser and the Parents on Schedule 13D, the Purchaser has purchased Units in the manner, in the amounts, on the dates and at the prices set forth on Schedule 1 attached hereto and incorporated by reference.

         (d)     Not applicable.

         (e)     Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         On July 10, 1998, the Purchaser entered into a letter agreement (the "Agreement") concerning the sale of 356,228 Units by Devon Acquisition Corporation ("Devon") to the Purchaser. After the sale of the Units by Devon to the Purchaser and for as long as the Purchaser continues to own 50% or more of the outstanding Units, Devon has agreed, pursuant to the Agreement, that it shall not acquire any additional Units without the written consent of the Purchaser. The Agreement further provides that, if, within eighteen months after execution of the Agreement, the Purchaser should acquire the underlying working interest (the "Working Interest") associated with the Trust from Burlington Resources, Inc. ("Burlington"), and the Trust is subsequently consolidated into the Purchaser, then Devon shall have ten days to purchase an undivided 6.70% of the 19.6% working interest/16.5% net revenue interest (the "NEBU Property Interest") owned by the Purchaser by paying 6.70% of the Purchaser's direct out-of-pocket expenses reasonably incurred in the Purchaser's acquisition of the Units and the Working Interest, including financing costs.

         In addition, if the Purchaser should enter into an agreement with Burlington whereby Purchaser, upon consolidation of the Trust with the Working Interest, is obligated to sell a percentage of the NEBU Property Interest on the same basis as mentioned above, then the NEBU Property Interest which Devon has the right to acquire, and the percentage of the Acquisition Costs Devon is required to pay, shall be proportionately reduced by the percentage of the NEBU Property Interest acquired by Burlington.

         The Purchaser has engaged in preliminary discussions with Burlington concerning the Purchaser's acquisition of the Working Interest from Burlington. Because of the preliminary nature of the discussions with Burlington, there can be no assurance as to when, if ever, the Purchaser might obtain the Working Interest from Burlington.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

      (a)(16) Letter Agreement between San Juan Partners, L.L.C. and Devon Acquisition Corporation

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 13, 1998                    SAN JUAN PARTNERS, L.L.C.
     --------------------


                                     By: /s/ C. N. O'Sullivan
                                        ----------------------------------------
                                     Name:   C. N. O'Sullivan,
                                             by Scott W. Smith Attorney-in-Fact
                                     Title:  President - O'Sullivan Oil & Gas
                                             Company, Inc., Manager


                                     ENCAP ENERGY CAPITAL FUND III, L.P.


                                     By: /s/ D. Martin Phillips
                                        ----------------------------------------
                                     Name:   D. Martin Phillips
                                     Title:  Managing Director



                                     ENCAP ENERGY ACQUISITION III-B, INC.


                                     By: /s/ D. Martin Phillips
                                        ----------------------------------------
                                     Name:   D. Martin Phillips
                                     Title:  Managing Director


                                     ECIC CORPORATION


                                     By: /s/ D. Martin Phillips
                                        ----------------------------------------
                                     Name:   D. Martin Phillips
                                     Title:  Director



                                     BOCP ENERGY PARTNERS, L.P.



                                     By: /s/ D. Martin Phillips
                                        ----------------------------------------
                                     Name:   D. Martin Phillips
                                     Title:  Managing Director



                                     FIRST UNION INVESTORS, INC.


                                     By: /s/ Ted A. Gardner
                                        ----------------------------------------
                                     Name:   Ted A. Gardner
                                     Title:  Managing Partner

                                     ANDOVER GROUP, INC.



                                     By: /s/ A. John Knapp, Jr.
                                        ----------------------------------------
                                     Name:   A. John Knapp, Jr.
                                     Title:  President



                                      /s/ Charles T. McCord III
                                     -------------------------------------------
                                     Charles T. McCord III



                                     O'SULLIVAN OIL & GAS COMPANY, INC.



                                     By: /s/ ELIZABETH HOLDERFIELD
                                        ----------------------------------------
                                     Name:   Elizabeth Holderfield
                                     Title:  Secretary



                                      /s/ Christopher P. Scully
                                     -------------------------------------------
                                     Christopher P. Scully



                                     SCOTT W. SMITH FUNDING, L.L.C.



                                     By: /s/ Scott W. Smith
                                        ----------------------------------------
                                     Name:   Scott W. Smith
                                     Title:  Manager



                                      /s/ John V. Whiting
                                     -------------------------------------------
                                     John V. Whiting

                                   SCHEDULE 1

         The Purchaser has engaged in the following transactions in Units since June 15, 1998, the date of the most recent filing by the Purchaser and the Parents on Schedule 13D.

                                                                     Where and How
Transaction Date     Number of Units     Price Per Unit         Transaction was Effected
----------------     ---------------     --------------     --------------------------------
 June 15, 1998               200         $    8.94          Open market acquisition
 June 15, 1998             8,400         $    9.00          Open market acquisition
 June 15, 1998            21,600         $    9.07          Open market acquisition
 June 16, 1998             4,000         $    9.07          Open market acquisition
 June 16, 1998             3,800         $    9.00          Open market acquisition
 June 17, 1998             5,000         $    9.07          Open market acquisition
 June 17, 1998               400         $    9.00          Open market acquisition
 June 18, 1998             4,000         $    8.94          Open market acquisition
 June 18, 1998             1,000         $    9.00          Open market acquisition
 June 19, 1998               700         $    9.00          Open market acquisition
 June 22, 1998            21,000         $    9.13          Open market acquisition
 June 22, 1998             2,000         $    9.07          Open market acquisition
 June 22, 1998               500         $    9.00          Open market acquisition
 July 10, 1998           356,228         $    9.00          Privately negotiated transaction
 July 10, 1998             5,000         $    8.94          Open market acquisition

                                 EXHIBIT INDEX

Exhibit
Number         Description
-------        -----------
99.(a)(16)     Letter Agreement between San Juan Partners, L.L.C. and Devon
               Acquisition Corporation